August 8, 1997




The Board of Directors of
Delaware Otsego Corporation
One Railroad Avenue
Cooperstown, New York


Gentlemen:


     On behalf of a new company ("Newco") to be organized by CSX
Corporation ("CSX"), Norfolk Southern Corporation ("NSC") and Walter
Rich ("Mr. Rich"), we are pleased to provide you with an offer (the "Offer") for the acquisition (the "Transaction") of all of the outstanding capital stock of Delaware Otsego Corporation (the "Company"). The principal features of the Transaction are described in a draft term sheet (the "Term Sheet"), a copy of which is attached to this letter.

     The principal terms of the Offer are as follows:

     1.   Form of Transaction.     (a) Newco, a corporation to be formed
and capitalized with cash to be provided by CSX and NSC, will acquire all outstanding shares of the Company's capital stock from the Company's shareholders in a merger transaction (the "Merger"). Mr. Rich will contribute to Newco a portion of the shares and options to purchase shares of the Company's common stock ("Common Stock") owned by him.

          (b) The capitalization of Newco will be comprised of (i) a class of Cumulative Preferred Stock having two series (differing only with respect to redemption, as described in the Term Sheet) that will be non-participating and owned in amounts of liquidation preference reflecting the contributions to Newco of CSX, NSC and Mr. Rich, (ii) a class of Junior Preferred Stock with an aggregate liquidation preference of $100 million that will be non-participating and will be owned in equal proportions by CSX and NSC and (iii) common stock, which will be owned 80% by Mr. Rich, 10% by CSX and 10% by NSC. The terms of the capital structure of Newco are more fully described in the Term Sheet.

          (c)  The Board of Directors of Newco will consist of Mr.
Rich and his designees, who will represent a majority, and representatives of CSX and NSC. Certain designated matters to be agreed upon will require the approval of a supermajority of Newco's Board of Directors.

     2. Consideration. Subject to the terms and conditions delineated below, Newco will purchase, or exchange into new securities, all capital stock of the Company and will enter into an employment agreement with Mr. Rich. Total cash paid in the Transaction will be as described below.

          (a) Cash Consideration for the Stock. The cash consideration for the purchase of the capital stock of the Company will be $19 per share (the "Per Share Price") of the Company's Common Stock.

          (b) Stock Options. All outstanding Company employee stock options ("Options"), other than those which may be contributed to Newco by Mr. Rich, will be cashed out at the difference between the Per Share Price and the respective exercise price therefor, multiplied by the number of shares of Common Stock subject to the Option.

          (c) Stock Contribution. Prior to the Merger, CSX will contribute to Newco the 110,250 shares of Common Stock owned by it and Mr. Rich will contribute to Newco a portion of the Common Stock and Options owned by him. All such shares and Options to purchase shares so held by Newco will be canceled in the Transaction. The shares and Options contributed by CSX and Mr. Rich will not be converted in the Transaction into cash but instead will be converted into shares and options to purchase shares of Cumulative Preferred Stock of Newco with a liquidation preference equal to the value (at the Per Share Price) of CSX's and Mr. Rich's respective contributions.

          (d) Employment Agreement. Newco will enter into an agreement (the "Employment Agreement") with Mr. Rich, the principal terms of which are described in the Term Sheet.

          (e) Financing. The Transaction will not be subject to obtaining financing. Sources and uses in the Transaction (other than with respect to working capital following the Transaction) are as follows:

               Source                               Value
               ---------------------------   ------------
               Mr. Rich Contribution         $  2,602,350
               CSX Stock Contribution           2,094,750
               CSX Cash Contribution           23,440,473
               NSC Cash Contribution           25,535,223
                                              -----------
                    Total                     $53,672,796

               Use                                 Amount
               ---------------------------    -----------
               Purchase of Common Stock       $35,726,555
               Option and Warrant Cash-Out      4,698,225
               Repayment of Bank Debt           6,748,016
               Transaction Costs                6,500,000
                                              -----------
                    Total                     $53,672,796

     3.   Conditions.

          (a) Definitive Documents. The Offer is made subject to the negotiation and execution of definitive documentation ("Definitive Documents") satisfactory to us and containing representations and warranties, covenants and other terms and conditions that are customary for an acquisition of this kind (including that the Company will not take any action, regulatory or otherwise, inconsistent with facilitating consummation of the Transaction), approval of the Company's Board of Directors and, if required, shareholders under applicable law and the satisfaction of any and all applicable regulatory requirements. As stated above, the Offer is not subject to a financing condition.

          (b) Participation of Mr. Rich. The Offer is conditioned upon mutually satisfactory arrangements between Newco and Mr. Rich concerning the Employment Agreement and his ongoing involvement in the affairs of the Company.

          (c) Exclusivity. The Offer is conditioned upon the agreement of the Company and Mr. Rich that, pending the execution and delivery of the Definitive Documents, neither the Company nor its management, nor any of their employees, affiliates, advisors or representatives, will solicit, encourage, entertain, facilitate or enter into discussions or negotiations with respect to any proposal (other than the Offer) to acquire the stock or assets of the Company. Unless extended by mutual agreement, the foregoing exclusivity provision will expire on the earlier of (i) the execution of Definitive Documents (which documents shall contain provisions that supersede this paragraph ) and (ii) 5:00 p.m. (New York City time) on August 19, 1997.

     4. Legal Fees. CSX and NSC have agreed to pay the reasonable fees and expenses of one firm of legal counsel advising Mr. Rich, up to $50,000 plus 50% of any such fees in excess of $50,000, for the benefit of Mr. Rich in connection with the Transaction ("Legal Fees"). If following execution of this letter by the Company (a) the Company does not comply with Paragraph 3(c) of this letter or, following execution of the Definitive Documents, the Company breaches any agreements contained therein or (b) Definitive Documents are not entered into or, following execution of Definitive Documents, the Merger is not consummated and, in the case of this clause (b), within one year following the date that the Company advises Newco that it has determined not to pursue the Transaction, the Company enters into an al-ternative transaction providing for the sale of its capital stock or a material portion of its assets, then the Company shall be responsible for the payment or reimbursement of the Legal Fees. Mr. Rich shall be responsible for the payment of his legal fees if he does not comply with Paragraph 3(c) of this letter.

     5. Consummation of the Transaction. We are prepared to proceed in the most expeditious manner so that, subject to the terms and conditions of the Offer and the Definitive Documents, the Transaction can be completed as soon as practicable. In recognition of this, unless this letter is executed by the Company by 5:00 p.m. on Sunday, August 10, 1997, this proposal should not be considered outstanding thereafter. Of course, except in respect of Paragraphs 3(c) and (4)of this letter, this letter does not create binding obligations on any party in respect of the Transaction.

     6. Counterparts. This letter may be executed in one or more counterparts.

     We hope that the terms of this Offer address the objectives of the Company. We look forward to proceeding with you to the completion of the Transaction. We and our counsel are prepared to move forward immediately to reach definitive terms. This letter shall not constitute a binding agreement between the parties hereto, except that the provisions of Paragraphs 3(c) and 4 of this letter shall be binding on the parties hereto upon execution below by the Company.

                                   Very truly yours,

                                   CSX CORPORATION


                                   By: /s/   MARK G. ARON
                                             ---------------
                                             Mark G. Aron


                                   NORFOLK SOUTHERN CORPORATION


                                   By: /s/   WILLIAM J. RONIG
                                             ----------------
                                             William J. Romig





Accepted and Agreed to as              /s/   WALTER RICH
to Paragraphs 3(c) and 4                     ----------------
as of August      , 1997:                    Walter Rich
             -----
DELAWARE OTSEGO CORPORATION


By:
   -------------------------------

                   PROJECT BASEBALL
                      TERM SHEET



Transaction Structure:             Baseball Acquisition Corp.
                                   ("Acquisition"), a company to be
                                   formed on behalf of CSX (or its
                                   designated affiliate), NSC (or its
                                   designated affiliate) and WR,
                                   shall acquire all outstanding
                                   capital stock of Delaware Otsego
                                   Corporation ("Baseball") at a
                                   cash price of $19 per share.  In
                                   arriving at the cash purchase
                                   price it has been assumed that
                                   there exist transaction costs
                                   incurred by Baseball of up to $6.5
                                   million (consisting of advisory
                                   fees, change-of-control payments,
                                   repayment of existing bank debt
                                   and the purchase price for certain
                                   real property) that will be paid by
                                   Acquisition in addition to the
                                   cash price and that all convertible
                                   debt, warrants and options of
                                   Baseball (other than those held by
                                   WR) will be converted into
                                   Baseball Shares at or prior to the
                                   merger that would occur between
                                   Acquisition and Baseball.

Financing Structure:               The acquisition shall be financed
                                   by CSX, NSC and WR as
                                   follows:

                                   WR shall contribute his Baseball
                                   Shares and options to purchase
                                   Baseball Shares, having an
                                   aggregate value of $2,602,350 at
                                   $19 per Baseball Share, in
                                   exchange for Common Shares
                                   and Cumulative Preferred Shares
                                   or options to purchase cumulative
                                   Preferred Shares of Acquisition.
                                   WR shall receive Cumulative
                                   Preferred Shares (or, to the
                                   extent options are contributed,
                                   options to purchase Cumulative
                                   Preferred Shares) with a
                                   liquidation preference equal to
                                   the value contributed.

                                   CSX and NSC shall contribute
                                   cash as may be required to
                                   purchase Baseball Shares in the
                                   acquisition and to pay the
                                   transaction costs described
                                   above.  CSX shall also contribute
                                   its

                                   110,250 Baseball Shares.  Each
                                   of CSX and NSC shall receive
                                   Cumulative Preferred Shares with
                                   a liquidation preference equal to
                                   the value of its cash and stock
                                   contributions as well as equal
                                   amounts of Junior Preferred
                                   Shares (which shall carry an
                                   aggregate liquidation preference
                                   of $100 million).

                                   Common Shares shall be owned
                                   80% by WR, 10% by CSX and
                                   10% by NSC, and WR shall have
                                   voting control through such
                                   ownership of Common Shares.

Economics of Cumulative            There shall be established two
  Preferred Shares:                series of a single class of
                                   Cumulative Preferred Shares
                                   which shall differ only as to
                                   redemption, as follows:

                                   Payment Preference.  Cumulative
                                   Preferred Shares shall have
                                   dividend and liquidation
                                   preference over all Junior
                                   Preferred Shares and all Common
                                   Shares.  Dividends on Cumulative
                                   Preferred Shares shall cumulate at
                                   the rate of 10% compounded
                                   annually until the Board
                                   determines that sufficient cash is
                                   available to pay dividends in cash.
                                   No dividend or liquidation
                                   payments shall be made on
                                   Common Shares or Junior
                                   Preferred Shares until all
                                   Cumulative Preferred Shares,
                                   with cumulative dividends, are
                                   redeemed by Acquisition.  The
                                   series of Cumulative Preferred
                                   Shares held by CSX and NSC
                                   (but not the series held by WR)
                                   shall have a redemption
                                   preference over all Junior
                                   Preferred Shares.

                                   Redemption.  If redeemable,
                                   Cumulative Preferred Shares shall
                                   be redeemed at liquidation
                                   preference plus accrued and
                                   unpaid dividends.  The series of
                                   Cumulative Preferred Shares held
                                   by CSX and NSC shall be
                                   mandatorily redeemable upon
                                   achieving certain cash levels from
                                   cash flow from operations and
                                   from dispositions of assets.  The
                                   series of Cumulative Preferred
                                   Shares held by WR shall be
                                   redeemable at WR's option at
                                   any time at which there is to be a
                                   cash redemption of the series of
                                   Cumulative Preferred Shares held
                                   by CSX and NSC or of Junior
                                   Preferred Shares.  Cumulative
                                   Preferred Shares shall be
                                   redeemed ratably when redeemed
                                   for cash.  Subject to the
                                   supermajority approval of
                                   Acquisition's Board, CSX or
                                   NSC may use Cumulative
                                   Preferred Shares in connection
                                   with a purchase of any
                                   Acquisition assets by such party.

Economics of Junior                Payment Preference.  Junior
  Preferred Shares:                Preferred Shares shall have a
                                   dividend, liquidation and
                                   redemption preference over all
                                   Common Shares, but shall be
                                   subordinate, with respect to
                                   dividend and liquidation
                                   payments, to all Cumulative
                                   Preferred Shares (and, with
                                   respect to all redemption
                                   payments, to the series of
                                   Cumulative Preferred Shares held
                                   by CSX and NSC (but not the
                                   series held by WR)).  Dividends
                                   on Junior Preferred Shares shall
                                   cumulate at the rate of 4%
                                   compounded annually until the
                                   Board determines that sufficient
                                   cash is available to pay dividends
                                   in cash; and dividends on Junior
                                   Preferred Shares shall not be paid
                                   until all accrued and unpaid
                                   dividends on Cumulative
                                   Preferred Shares have been paid.

                                   Redemption.  Junior Preferred
                                   shall be mandatorily redeemable,
                                   following redemption of the
                                   series of Cumulative Preferred
                                   Shares held by CSX and NSC, at
                                   liquidation preference plus
                                   accrued and unpaid dividends
                                   upon achieving certain cash levels
                                   from cash flow from operations
                                   and from dispositions of assets.
                                   Junior Preferred Shares (and, if
                                   applicable, Cumulative Preferred
                                   Shares held by WR) shall be
                                   redeemed ratably when redeemed
                                   for cash.

Management:                        WR shall enter into a three-year
                                   employment agreement to be
                                   Chairman and CEO.  After the
                                   three-year term, employment
                                   shall be renewed automatically
                                   for one-year renewal terms unless
                                   Acquisition delivers written
                                   notice to

                                   WR in the period from 120 to 90
                                   days prior to
                                   expiration.  WR's salary and
                                   benefits (including, in lieu of
                                   receiving such benefits in
                                   connection with the acquisition,
                                   severance benefits) shall remain
                                   at current levels.  It shall be a
                                   condition of employment that
                                   WR retain his shares (subject to
                                   the other provisions hereof) and
                                   that WR live on the Edgewater
                                   property for the convenience and
                                   security of Acquisition and to
                                   ensure WR's availability in the
                                   event of an emergency.  WR shall
                                   enter into a customary non-
                                   compete and exclusive service
                                   agreement, subject to standard
                                   permissible activities.
                                   Employment and put and call
                                   decisions of Acquisition
                                   respecting WR shall be made by
                                   disinterested directors.

                                   Acquisition shall create a
                                   Management Incentive Bonus
                                   Program, to be approved by a
                                   supermajority of Acquisition's
                                   Board, which shall provide cash
                                   bonuses to operating
                                   management upon achievement
                                   of certain financial targets
                                   following the acquisition,
                                   determined without giving effect
                                   to the financing and transaction
                                   costs of the acquisition.

Certain Dispositions:              General.  WR and the other on-
                                   going Baseball management shall
                                   receive a commission on asset
                                   dispositions as described below:
                                   Other than with respect to the
                                   circumstances covered by clause
                                   (y) under "West of Passaic
                                   Junction -- Non-freight" set forth
                                   below, commissions shall be
                                   payable only with respect to any
                                   transaction (x) consummated
                                   during WR's employment as
                                   CEO or (y) arising from an
                                   opportunity identified to the
                                   disinterested directors on
                                   Acquisition's Board and
                                   significantly pursued by WR
                                   (except in the event of a
                                   termination of WR's employment
                                   by Acquisition prior to the third
                                   anniversary of the acquisition
                                   without cause, in which case a
                                   lesser standard shall apply), the
                                   negotiation of which was
                                   approved by the disinterested
                                   directors on Acquisition's Board
                                   during such
                                   employment, and consummated
                                   within two years of the
                                   termination of such employment,
                                   in the case of non-passenger
                                   transactions, and four years of the
                                   termination of such employment,
                                   in the case of passenger
                                   transactions.  Commissions shall
                                   be paid in cash at the rate of 7%
                                   of the gross consideration
                                   received by Acquisition (or, in the
                                   case of a non-cash transaction,
                                   the fair market value of the asset
                                   disposed) in such transaction shall
                                   be allocated among such Baseball
                                   management (and in such
                                   amounts) as determined by WR.

                                   Passaic Junction and East.
                                   Freight.  No commission shall be
                                   payable with respect to any
                                   freight transaction.  Non-freight.
                                   A commission shall be payable
                                   with respect to any non-freight
                                   transaction that does not, in the
                                   reasonable judgment of both CSX
                                   and NSC, interfere with freight
                                   rights and operations if such non-
                                   freight transaction is approved by
                                   a supermajority of Acquisition's
                                   Board and consummated.

                                   West of Passaic Junction.
                                   Freight.  A commission shall be
                                   payable with respect to a freight
                                   transaction.  Non-freight.  A
                                   commission shall be payable with
                                   respect to (x) a non-freight
                                   transaction or (y) a reasonable,
                                   bona fide and firm offer with
                                   respect to a non-freight
                                   transaction which is rejected by
                                   Acquisition's Board.

                                   Right of First Refusal.  Either
                                   CSX or NSC shall have a right of
                                   first refusal with respect to any
                                   transaction with respect to
                                   Baseball properties and assets
                                   west of Passaic Junction.

Put and Call Rights:               Subject to all necessary
                                   governmental approvals,
                                   Acquisition may call in whole but,
                                   except as provided below, not in
                                   part, and WR may put to
                                   Acquisition in whole or, except as
                                   provided below, in part, WR's
                                   Cumulative Preferred Shares,
                                   options to purchase Cumulative
                                   Preferred Shares and Common
                                   Shares for a price equal to the
                                   sum of (x) in respect of
                                   Cumulative Preferred Shares or
                                   options to purchase

                                   Cumulative Preferred Shares, the
                                   liquidation preference of the
                                   Cumulative Preferred Shares put
                                   or called (or underlying the
                                   options put or called) plus
                                   accrued and unpaid dividends on
                                   such shares plus (y) in respect of
                                   Common Shares, the par value of
                                   the Common Shares put or
                                   called.  Such put and call rights
                                   may be exercised at any time after
                                   the earlier of (i) the termination
                                   of WR's employment as CEO by
                                   Acquisition or by reason of WR's
                                   death or disability and (ii) the
                                   third anniversary of the
                                   acquisition.  Acquisition may
                                   assign its call right or put
                                   obligation to CSX and NSC (or
                                   to a voting trust established by
                                   them) in equal proportions, and,
                                   in the event that Acquisition has
                                   insufficient cash, WR exercising
                                   his put right may put to CSX and
                                   NSC (or to a voting trust
                                   established by them) in equal
                                   proportions.  CSX and NSC may,
                                   upon exercising the call rights or
                                   responding to an exercise of
                                   WR's put rights, provide that the
                                   subject securities be conveyed to
                                   a third party.  In the event of any
                                   assignment of the put obligation
                                   by CSX or NSC, the payment of
                                   the put price shall be guaranteed
                                   by CSX and NSC in equal
                                   proportions.

                                   Notwithstanding the foregoing, in
                                   the event of a termination of
                                   WR's employment as CEO by
                                   Acquisition for cause, until the
                                   third anniversary of the
                                   acquisition, WR's put right shall
                                   be limited to his Common Shares
                                   and shall not extend to his
                                   Cumulative Preferred Shares and
                                   Acquisition shall have the right to
                                   call WR's Common Shares
                                   without WR's Cumulative
                                   Preferred Shares.

Corporate Governance:              Acquisition's Board shall be
                                   comprised of seven persons: the
                                   CEO of Acquisition, four persons
                                   designated by the CEO of
                                   Acquisition and one person
                                   designated by each of NSC and

                                   CSX.

                                   Major decisions outside the
                                   ordinary course of business
                                   (including material asset
                                   dispositions and the business plan
                                   and budget described below) shall
                                   be subject to supermajority
                                   approval of the Board (including
                                   by both CSX and NSC),
                                   consistent with STB/ICC
                                   precedent.

                                   Except with respect to day-to-
                                   day railroad operations,
                                   Acquisition shall follow a
                                   mutually agreed business plan and
                                   budget which shall be designed
                                   prior to Closing (and updated by
                                   Acquisition's Board annually
                                   thereafter) with the goals of (a)
                                   ensuring repayment of
                                   contributions and (b) of
                                   maximizing Acquisition's value,
                                   which may include the disposition
                                   of assets.  The definitive
                                   documentation shall include
                                   appropriate financial covenants
                                   customary for such transactions.

                                   The parties shall enter into a
                                   Shareholders Agreement
                                   respecting corporate governance,
                                   put and call rights and
                                   transferability restrictions.

Expenses:                          Except as set forth under
                                   "Transaction Structure" above,
                                   each party shall bear its own
                                   expenses; except that the
                                   provisions contained in paragraph
                                   4 of the proposal letter shall
                                   apply with respect to Legal Fees
                                   (as defined therein).

Conditions:                        Conditions to closing shall be
                                   those customary for transactions
                                   of this type, including, without
                                   limitation, (a) completion of
                                   satisfactory transaction and
                                   employment documents; (b) the
                                   absence of any governmental
                                   investigation or challenge or
                                   third-party challenge with respect
                                   to the transaction,
                                   (c) satisfaction of all necessary
                                   regulatory approvals and (d)
                                   obtaining standard opinions.
                                   Financing shall not be a condition.

Definitive Documentation:          The definitive documentation shall
                                   contain provisions providing that the
                                   exercise of rights shall be subject
                                   to all required regulatory
                                   approvals.

                                    - 78 -